SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 ---------------


                                    FORM 8-K


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported): July 1, 1997



                                 Arch Coal, Inc.
             (Exact name of registrant as specified in its charter)



            Delaware                 1-13105             43-0921172
(State or other jurisdiction       (Commission         (I.R.S. Employer
      of incorporation)            File Number)       Identification No.)


CityPlace One,  Suite 300,  Creve Coeur,  Missouri           63141
(Address of principal executive offices)                   (Zip code)


       Registrant's telephone number, including area code:(314) 994-2700

Item 1.     Changes in Control of Registrant
            --------------------------------

            Reference is made to the responses set forth in Items 2 and 5 of this Current Report on Form 8-K, which are incorporated by reference herein. In addition, pursuant to the Merger Agreement referred to in the response to Item 2, immediately prior to the effective time of the Merger referred to in the response to Item 2, the Board of Directors of Arch Coal, Inc. (the "Company") became comprised of Messrs. John R. Hall (Chairman), James R. Boyd, Robert A. Charpie, Paul W. Chellgren, Thomas L. Feazell, Juan Antonio Ferrando, Robert L. Hintz, Douglas H. Hunt, Steven F. Leer, Thomas Marshall, James L. Parker, J. Marvin Quin and Ronald Eugene Samples. Messrs. Hall, Boyd, Hunt, Leer, Parker and Samples were members of the Board of Directors of the Company prior to the Merger and Messrs. Charpie, Chellgren, Feazell, Ferrando, Hintz, Marshall and Quin were members of the Board of Directors of Ashland Coal, Inc. ("Ashland Coal") prior to the Merger. Messrs. Hall, Boyd, Chellgren, Feazell and Quin are current or former executive officers of Ashland Inc. Mr. Hunt is a beneficiary of one of the trusts included among various trusts for the benefit of descendants of H. L. and Lyda Hunt and various corporations owned by trusts for the benefit of descendants of H. L. and Lyda Hunt (collectively, the "Hunt Entities") and Mr. Parker is a trustee of certain trusts, and an officer and director of a corporation, included among the Hunt Entities. Mr. Ferrando is an executive officer of Carboex International, Ltd. ("Carboex").


Item 2.     Acquisition or Disposition of Assets.
            ------------------------------------

            On July 1, 1997, pursuant to an Agreement and Plan of Merger dated as of April 4, 1997 (the "Merger Agreement") among the Company, AMC Merger Corporation and Ashland Coal, AMC Merger Corporation was merged with and into Ashland Coal, whereupon Ashland Coal became a wholly-owned subsidiary of the Company (the "Merger").

            Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding share of Common Stock, par value $.01 per share, of Ashland Coal was converted into the right to receive one share of Common Stock, par value $.01 per share, of the Company ("Company Common Stock"), and each share of Class B Preferred Stock and Class C Preferred Stock, par value $100 per share, of Ashland Coal was converted into the right to receive 20,500 shares of Company Common Stock. The foregoing conversion ratios were determined on the basis of arms' length negotiations.

          The Company is engaged in mining, processing, marketing and transporting bituminous coal in the domestic steam market. Prior to the Merger, the Company operated 17 surface, underground and auger mines in the Appalachian, Midwestern and Western coal fields from which it produced 26.9 million tons of coal in 1996. At December 31, 1996, the Company controlled approximately one billion tons of proven and probable low-sulfur coal reserves, 865 million tons of which were located in the Appalachian coal fields in the eastern United States.

          Prior to the Merger, Ashland Coal was engaged in the mining, processing and marketing of low-sulfur bituminous coal primarily in the eastern United States. Its independent operating subsidiaries included Coal-Mac, Inc., Hobet Mining, Inc., Mingo Logan Coal Company and Tri-State Terminals, Inc. Ashland Coal produced 20.5 million tons of coal in 1996 and at December 31, 1996 controlled approximately 615 million tons of proven and probable low-sulfur coal reserves in southern West Virginia and eastern Kentucky.

Item 5.     Other Events.
            ------------

            Subject to certain conditions, the Private Securities Litigation Reform Act of 1995 provides a safe harbor from liability in any private action that is based on an alleged untrue statement of a material fact or alleged omission of a material fact necessary to make the statement not misleading. To the extent that the Company or its representatives make oral forward-looking statements, following are important factors that could cause actual results to differ materially from those in such forward-looking statements.

Competition

      The coal industry is highly competitive and is affected by many factors beyond the Company's control. Demand for coal and the prices that the Company will be able to obtain for its coal are closely linked to coal consumption patterns of the domestic electric utility industry, which has accounted for approximately 90% of domestic coal consumption in recent years. These coal consumption patterns are influenced by the demand for electricity, governmental regulation, technological developments and the location, availability and price of competing sources of coal, alternative fuels such as natural gas, oil and nuclear, and alternative energy sources such as hydroelectric power. In recent years there has been excess coal production capacity in the United States as a result of increased development of large surface mining operations, particularly in the western United States, and more efficient mining equipment and techniques. Competition resulting from excess capacity encourages producers to reduce prices and to pass productivity gains through to customers. Demand for the Company's low-sulfur coal and the prices that the Company will be able to obtain for it will also be affected by the price and availability of high-sulfur coal, which can be marketed in tandem with emissions allowances in order to meet federal Clean Air Act requirements.

      Electric utility deregulation is expected to provide incentives to utilities to minimize their fuel costs and is believed to have caused electric utilities to be more aggressive in negotiating prices with coal suppliers. To the extent utility deregulation affects the Company's customers, some aspects of deregulation may adversely affect the Company's business and operating results.

Potential Fluctuations in Operating Results

      The Company may experience fluctuations in operating results in the future, both on an annual and quarterly basis, as a result of one or more factors, including expiration or termination of or sales price redeterminations or suspensions of deliveries under coal supply agreements, disruption of transportation services, changes in mine operating conditions, changes in laws or regulations, work stoppages or other labor difficulties, competitive and overall coal market conditions, and general economic conditions. Such fluctuations could be significant.

      The Company's mining operations are subject to factors beyond its control that can negatively or positively affect the level of production and hence the cost of mining at particular mines for varying lengths of time. These factors include weather conditions, equipment repair requirements, variations in coal seam thickness, amount of overburden, rock and other natural materials, and other surface or subsurface conditions. Such production factors frequently result in significant fluctuations in operating results.

Environmental and Regulatory Matters

      Governmental authorities regulate the coal mining industry on matters as diverse as employee health and safety, air quality standards, water pollution, groundwater quality and availability, plant and wildlife protection, the reclamation and restoration of mining properties, the discharge of materials into the environment and surface subsidence from underground mining. These regulations have had and will continue to have a significant effect on the Company's mining costs and, thus, its competitive position vis a vis other coal producers and providers of alternative energy sources. Mining operations also require numerous governmental permits or approvals, the availability and timing of which can affect the efficiency of operations and mining costs. In addition, significant legislation mandates certain benefits for certain retired coal miners represented by the United Mine Workers of America ("UMWA").

      New legislation, regulations or orders may be adopted or become effective which may adversely affect the Company's mining operations or cost structure or the ability of the Company's customers to use coal. New legislation, regulations or orders may also require the Company or its customers to incur increased costs or to change operations significantly. These factors could have a material adverse effect on the Company's business and results of operations.

Reliance on and Terms of Long-Term Coal Supply Contracts

      The Company sells a substantial portion of its coal production pursuant to long-term supply contracts, which will significantly affect the stability and profitability of operations. Most of the long-term supply contracts currently in effect allow the Company to sell coal at a higher price than the price at which such coal could be sold in the spot market. The loss of long-term contracts, whether as a result of expiration, termination, suspension of performance or otherwise, could have a material adverse effect on the Company's results of operations and business. Such effect would be particularly adverse with respect to the loss of long-term contracts that permit the Company to sell coal at prices significantly higher than current market prices. The Company or its operating subsidiaries are currently party to two such contracts, one of which expires in 2012 and provides for the delivery of approximately 1.3 million tons of compliance coal annually, and the other of which expires in 2003 and provides for the delivery of approximately 400,000 tons of low-sulfur coal annually.

      The Company's long-term coal supply contracts contain price adjustment provisions which permit a periodic increase or decrease in the contract price to reflect increases and decreases in production costs, changes in specified price indices or items such as taxes or royalties, and contain price reopener provisions, which provide for an upward or downward adjustment in the contract price based on market factors. The contracts also typically include stringent minimum and maximum coal quality specifications and penalty or termination provisions for failure to meet such specifications, as well as force majeure provisions allowing suspension of performance or termination by the parties during the duration of certain events beyond the control of the affected party, including changes in or the effectiveness of legislation or regulations affecting such party. If the parties to any long-term contracts with the Company were to modify, suspend or terminate those contracts, the Company could be adversely affected to the extent that it is unable to find alternative customers for the affected coal production at the same level of profitability.

      From time to time, disputes with customers may arise under long-term contracts relating to, among other things, coal quality, pricing and quantity and applicability of certain contract terms. The Company may thus become involved in arbitration and legal proceedings regarding its long-term contracts. There can be no assurance that the Company will be able to resolve such disputes in a satisfactory manner.

Dependence on Certain Customers

      During 1996, combined coal sales by the Company and Ashland Coal to affiliates of The Southern Company and affiliates of American Electric Power accounted for approximately 14.6% and 13.1%, respectively, of pro forma combined revenues from coal sales for such period. The loss of such customers would have a material adverse effect on the Company.

Reserve Degradation and Depletion

      The Company's profitability will be substantially dependent upon its ability to replace depleted reserves with new reserves that can be mined at competitive costs. There can be no assurance that replacement reserves will be available when required or whether such replacement reserves can be mined at costs comparable to those characteristic of the depleting mines. Exhaustion of reserves at particular mines can also have an adverse effect on operating results that is disproportionate to the percentage of overall production represented by the production of such mines.

      The reserves at the Company's Arch of Kentucky Mine No. 37 capable of being mined by its longwall operation are expected to be depleted in the third quarter of 1997. For the year ended December 31, 1996, Mine No. 37 produced 4.5 million tons of coal (from both longwall and continuous miner sections) which accounted for $20.8 million or 37.1% of the Company's operating income and sales from the mine accounted for 16.4% of the revenues of the Company in 1996. After exhaustion of the longwall reserves, the decrease in operating profit will be mitigated to some degree by the continued operation of two continuous miner sections and by the potential development of an underground mine in the Darby seam that is in close proximity to the Cave Branch Preparation Plant currently used to process Mine No. 37 coal.

Transportation

      The coal industry depends on rail, trucking and barge transportation to deliver shipments of coal to customers. Disruption of these transportation services could temporarily impair the Company's ability to supply coal to its customers and thus adversely affect the Company's business and operating results. In addition, transportation costs are a significant component of the total cost of supplying coal to customers and can affect significantly a coal producer's competitive position and profitability. Increases in the Company's transportation costs, or changes in such costs relative to transportation costs incurred by providers of competing coal or of other fuels, could have an adverse effect on the Company's business and operating results.

Reliance on UMWA-Represented Labor

      UMWA operations accounted for approximately 56% of the total coal produced by the Company and Ashland Coal in 1996. Certain competitors of the Company employ non-union laborers. Due to higher labor costs and the increased risk of strikes and other work stoppages which may be associated with union operations in the coal industry, non-union competitors may have a competitive advantage where they compete with union operations. The seven-month UMWA strike in 1993 adversely affected the operations of the Company. If any current non-union operations of the Company were to unionize, the Company would incur increased risk of work stoppages, and possibly higher labor costs.

      The Bituminous Coal Operators Association ("BCOA") negotiates with the UMWA on behalf of its members. The Company's Apogee Coal Company and Hobet Mining, Inc. subsidiaries are members of the BCOA. The current National Bituminous Coal Wage Agreement (the "1993 NBCWA"), which applies to all of the Company's employees represented by the UMWA, became effective on December 16, 1993 and will expire on August 1, 1998. Wage rates and certain benefits were renegotiated in 1996 for the remainder of the contract. When the 1993 NBCWA expires, no assurance can be given that it will be successfully renegotiated without a work stoppage. In addition to work stoppages which may occur upon termination of a collective bargaining agreement, union operations may experience unauthorized work stoppages or wildcat strikes from time to time.

Control of the Company by Certain Stockholders

      Ashland Inc., the Hunt Entities collectively and Carboex currently own approximately 54%, an aggregate of 25%, and 5%, respectively, of the outstanding shares of Company Common Stock. The Restated Certificate of Incorporation of the Company (the "Company Certificate") provides for cumulative voting in the election of directors of the Company. As a result of such provision, and assuming an election of 13 directors and ownership of the percentages of outstanding Company Common Stock referred to above, Ashland Inc. and the Hunt Entities (if the Hunt Entities were to vote their respective shares together) have the power to elect six and three directors of the Company, respectively.

      Pursuant to a Stockholders Agreement among the Company, Ashland Inc. and Carboex, the Company has agreed to nominate for election as a director of the Company a person designated by

Carboex, and Ashland Inc. has agreed to vote its shares of Company Common Stock in a manner sufficient to cause the election of such nominee, in each case for so long (subject to earlier termination in certain circumstances) as shares of Company Common Stock owned by Carboex represent at least 63% of the shares of Company Common Stock acquired by Carboex in the Merger. In addition, the Company, for so long as the Hunt Entities have the collective voting power to elect by cumulative voting one or more persons to serve on the Board, has agreed to nominate for election as directors of the Company that number of persons designated by certain of the Hunt Entities that could be elected to the Board by the Hunt Entities by exercise of such cumulative voting power.

      The Company Certificate requires the affirmative vote of the holders of at least two-thirds of outstanding Company Common Stock voting thereon to approve a merger or consolidation and certain other fundamental actions involving or affecting control of the Company. The Company Bylaws require the affirmative vote of at least two-thirds of the members of the Board of Directors of the Company in order to declare dividends and to authorize certain other actions. As a consequence of the foregoing ownership structure, Ashland Inc., the Hunt Entities and Carboex, acting together, have the power to direct the affairs of the Company and to control or limit these actions as well.

Inherent Uncertainties Relating to Certain Effects of the Merger

      The success of the Merger in enhancing long-term stockholder value will depend, in part, on achieving cost savings and other benefits that could be expected to be realized as a result of the Merger. As in every business combination, achieving such benefits depends on factors that may not be within the control of the Company and require the dedication of management resources, which may temporarily divert full attention from the day-to-day business of the Company. There can be no assurance that the Company will be able to realize such cost savings and other benefits, or do so within any particular period.

Writedowns Related to Duplicate Facilities

      The Company believes that significant cost savings and other synergies can be achieved from the Merger. However, realizing these cost savings and synergies may result in the idling or closing of duplicate offices, distribution and production facilities by the Company. Idling or closing facilities of the Company may require significant charges to expense in order to write down the applicable assets to their fair value, less selling costs, if any. Idling or closing facilities of Ashland Coal related to the Merger that require writedown to fair value will be adjusted in the purchase price allocation of

Ashland Coal.

Uncertainty as to Market Price of Company Common Stock

      In light of the considerations set forth above, the Company's status as a new public company with a short trading history, and the inherent uncertainty of future market prices of the stock of any public company, there can be no assurance as to the prices at which Company Common Stock will trade in the future. Moreover, factors such as fluctuations in the Company's operating results, general trends affecting the coal industry, broad market fluctuations and general economic and political conditions may have a significant effect on market prices for Company Common Stock.

Shares Eligible for Future Sale

      Immediately following the consummation of the Merger, the Company had outstanding 39,591,454 shares of Company Common Stock. A significant number of such shares, including shares held by certain holders of Company Common Stock prior to the Merger, are eligible for sale without restriction under the Securities Act of 1933, as amended (the "Securities Act") in the public market by persons other than affiliates of the Company. Sales of shares by affiliates of Ashland Coal are subject to Rule 145 of the Securities Act (or Rule 144 in the case of such persons who become affiliates of the Company) or as otherwise permitted under the Securities Act. In addition, certain stockholders of the Company have rights to require the Company to register the sale of such holders' shares of Company Common Stock under the Securities Act or, in some cases, to register the sale of shares in other registration statements filed by the Company in respect of sales of shares by it or by others.

Effects of Authorized but Unissued Preferred Stock

      Pursuant to the Company Certificate, the Company's authorized capital stock includes 10,000,000 shares of preferred stock, which the Board of Directors (by action of at least two-thirds of its members), without further approval of the stockholders of the Company, is authorized to issue and to determine the rights and preferences of the preferred stock. These rights and preferences could be superior to those of the Company Common Stock. The rights of the holders of Company Common Stock will be subject to, and may be adversely affected by, any future issuance of preferred stock. The issuance of preferred stock could also have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any shares of preferred stock.

Certain Provisions of the Company Certificate and Company Bylaws

      The Company Certificate provides that the Company shall not amend certain provisions of the Company Certificate, nor adopt an agreement or plan of merger or consolidation, authorize the sale, lease or exchange of all or substantially all of property and assets of the Company, or authorize the dissolution of the Company or the distribution of all or substantially all of the assets of the Company, except upon the approval of not less than two-thirds of the outstanding shares of Company Common Stock voting thereon. The Restated and Amended Bylaws of the Company (the "Company Bylaws") provide that there be an affirmative vote of not less than two-thirds of the members of the Board of Directors to amend the supermajority provisions of the Company Bylaws. The Company Bylaws otherwise permit the amendment or repeal of the Company Bylaws upon the affirmative vote of a majority of the Company's Board of Directors.

      The Company Bylaws provide that there be an affirmative vote of not less than two-thirds of the members of the Board of Directors to authorize the issuance of more than 1,000,000 shares of Company Common Stock or any shares of preferred stock in any one transaction or series of transactions, to declare a dividend or distribution on any Company stock, to approve the Company's annual budget or operating plan (including any unbudgeted capital expenditure in excess of $10,000,000), to elect the Company's President, Chief Executive Officer, Chief Financial Officer (if any) or Chief Operating Officer (if any), to adopt a share purchase plan of a nature commonly referred to as a "poison pill," to repurchase or redeem any capital stock of the Company, to appoint members to or dissolve the Executive Committee or to amend the supermajority provisions of the Company Bylaws. The Company Bylaws further provide that in order for nominations or other business to be properly brought before a stockholders' meeting by a stockholder, the stockholder must give timely notice thereof in writing to the Secretary.

Item 7.     Financial Statements, Pro Forma Financial Information and
            Exhibits.
            -----------------------------------------------------

      (a) The following consolidated financial statements of Ashland Coal, Inc. and Subsidiaries are filed as part of this Current Report on Form 8-K:

            Report of Ernst & Young LLP, Independent
                  Auditors

            Consolidated Statements of Income for
                  the years ended December 31, 1996,
                  1995 and 1994

            Consolidated Balance Sheets at December 31,
                  1996 and 1995

            Consolidated Statements of Stockholders'
                  Equity for the years ended December 31,
                  1996, 1995 and 1994

            Consolidated Statements of Cash Flows for
                  the years ended December 31, 1996,
                  1995 and 1994

            Notes to Consolidated Financial Statements

            Consolidated Statements of Income for
                  the three month periods ended March 31,
                  1997 and 1996

            Consolidated Balance Sheet at March 31, 1997

            Consolidated  Statements  of Cash Flows for
                  the three month periods ended March 31, 1997 and 1996

            Notes to Consolidated Financial Statements

      (b) The following unaudited pro forma financial information is filed as part of this Current Report on Form 8-K:

            Unaudited Pro Forma Financial Information

            Unaudited Pro Forma Combined Balance
                  Sheet as of March 31, 1997

            Notes to Unaudited Pro Forma Combined
                  Balance Sheet as of March 31, 1997

            Unaudited Pro Forma Combined Statement
                  of Operations for the year ended
                  December 31, 1996

            Notes to Unaudited Pro Forma Combined
                  Statement of Operations for the
                  year ended December 31, 1996

            Unaudited Pro Forma  Combined  Statement of
                  Operations for the three months ended
                  March 31, 1997

            Notes to Unaudited Pro Forma  Combined
                  Statement of Operations for the three
                  months ended March 31, 1997

      (c) The following Exhibits are filed with or incorporated by reference as part of this Current Report on Form 8-K:

      Exhibit No.                   Description
      -----------                   -----------

           2.1 Agreement and Plan of Merger dated April 4, 1997 among Arch Mineral Corporation, AMC Merger Corporation and Ashland Coal, Inc. (incorporated by reference to
                                    Exhibit 2.1 to the Registration Statement of Arch Mineral Corporation on Form S-4, Registration No. 333-28149)

           4.1 Credit Agreement dated as of July 1, 1997 by and among Arch Coal, Inc., the banks party thereto, PNC Bank, National Association, as Administrative and Syndication Agent and Morgan Guaranty Trust Company of New York, as Documentation and Syndication Agent.

           23.1                     Consent of Ernst & Young LLP

              Report of Ernst & Young LLP, Independent Auditors

To the Stockholders and Board of Directors
Ashland Coal, Inc.

We have audited the accompanying consolidated balance sheets of Ashland Coal, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ashland Coal, Inc. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                           /s/ ERNST & YOUNG LLP

Louisville, Kentucky
January 22, 1997

                      CONSOLIDATED STATEMENTS OF INCOME

                     Ashland Coal, Inc. and Subsidiaries


                                            Year Ended December 31,
                                           --------------------------
                                      1996              1995            1994
                                      ----              ----            ----
                                    (In thousands except earnings per share)
Revenues:
  Coal sales                        $565,174          $618,886       $589,141
  Operating revenues                  12,030            17,075         21,003
                                     ----------        ---------      ----------
                                     577,204           635,961        610,144
Costs and expenses:
  Cost of coal sold                  508,960           529,618        510,125
  Operating expenses                   9,559            10,995         11,543
  Selling, general,
   and administrative                 26,864            27,901         33,756
   expenses                          ----------        ----------     ----------
                                     545,383           568,514        555,424
                                     ----------        ----------     ----------
Operating income                      31,821            67,447         54,720
Other income (expense):
  Interest income                        417                89            366
  Interest expense                   (17,905)          (20,724)       (22,238)
                                     ----------        -----------    ----------
Income before income
  taxes                               14,333            46,812         32,848
Income tax expense
  (benefit)                           (2,180)            5,401            628
                                     ----------        -----------    ----------
Net income                            16,513            41,411         32,220
Less preferred stock
  dividends                            2,810             2,810          2,603
                                     ----------        ----------     ----------
Income applicable to                $ 13,703          $ 38,601       $ 29,617
  common stock                       ==========        ==========     ==========
Earnings per common
  share:
  Primary                           $       .87       $      2.22    $      1.72
  Fully diluted                     $       .86       $      2.16    $      1.68


               See notes to consolidated financial statements.

                         CONSOLIDATED BALANCE SHEETS

                     Ashland Coal, Inc. and Subsidiaries

                                                        December 31,
                                                        ------------
(In thousands)                                     1996             1995
                                                   ----             ----
Assets
  Current assets:
   Cash and cash equivalents                    $    834        $  1,752
   Trade accounts receivable                      56,743          76,442
   Other receivables                               6,260           6,890
   Inventories                                    41,394          26,038
   Prepaid royalties                              17,525          16,622
   Deferred income taxes                           2,187           3,512
   Other                                           2,177           3,349
                                                 -------         -------
      Total current assets                       127,120         134,605
  Other assets:
   Prepaid royalties                              61,040          61,979
   Coal supply agreements                         27,712          31,498
   Other                                          14,355          18,924
                                                 -------         -------
      Total other assets                         103,107         112,401
Property, plant, and equipment, net              574,850         588,396
                                                 -------         -------
      Total assets                              $805,077        $835,402
                                                 =======         =======
Liabilities and stockholders'
   equity
   Current liabilities:
    Accounts payable                             $37,544         $30,595
    Accrued expenses                              30,599          37,279
    Income taxes payable                             761           --
    Current portion of debt                       41,000          42,000
                                                --------        --------
      Total current liabilities                  109,904         109,874
  Long-term debt                                 135,339         172,975
  Accrued postretirement benefits                 82,464          78,951
   other than pension
  Other long-term liabilities                     55,221          50,493
   Deferred income taxes                          17,857          25,230
Stockholders' equity:
  Convertible preferred stock                     67,841          67,841
  Common stock, $.01 par value,
   44,000,000 shares authorized,
   13,775,074 issued and 13,518,008
   outstanding in 1996 and
   13,754,224 issued and 13,567,858

                                       15

                                                       December 31,
                                                       ------------
                                                  1996              1995
                                                  ----              ----
                                                       (In thousands)

   outstanding in 1995                               138             138
  Paid-in capital                                109,689         109,257
  Retained earnings                              232,060         224,574
   Less treasury common stock at
    cost (257,066 shares in 1996
    and 186,366 shares in 1995)                   (5,436)         (3,931)
                                                  ------         -------
      Total stockholders' equity                 404,292         397,879
                                                 -------         -------
Total liabilities and stockholders'
  equity                                        $805,077        $835,402
                                                 =======         =======


               See notes to consolidated financial statements.

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     Ashland Coal, Inc. and Subsidiaries

                     Three years ended December 31, 1996

                                              Convertible
                                               Preferred     Common      Paid-In
                                                 Stock       Stock       Capital
                                              ----------    -------     --------
                                                         (In thousands)
  Balance at January 1, 1994                  $67,841        $136       $107,087
   Net income Cash dividends paid:
    Common--$.415 per share
    Preferred--$10,414 (including
     $2,800 preference dividend) per
     share
   Issuance of 35,655 shares of
    common stock under dividend
    reinvestment and stock purchase                              1           980
    plan
   Issuance of 28,825 shares of
    common stock under stock
    incentive plan                                                           644
                                               ------          ---       -------
  Balance at December 31, 1994                 67,841          137       108,711
   Net income
   Cash dividends paid:
    Common--$.46 per share
    Preferred--$11,239 (including
     $2,800 preference dividend) per
     share
   Purchase of 185,300 shares of
    common stock
   Issuance of 31,240 shares of
    common stock under stock
    incentive plan                                                1          546
                                                ------          ---      -------
  Balance at December 31, 1995                  67,841          138      109,257
   Net income
   Cash dividends paid:
    Common--$.46 per share
    Preferred--$11,239 (including
     $2,800 preference dividend)
     per share
   Purchase of 70,700 shares of
    common stock
    Issuance of 20,850 shares of
     common stock under stock

                                       17

                                              Convertible
                                               Preferred     Common      Paid-In
                                                 Stock       Stock       Capital
                                              ----------    -------     --------
                                                         (In thousands)

     incentive plan                                                          432
                                              ------          ---        -------
  Balance at December 31, 1996               $67,841         $138       $109,689
                                              ======          ===        =======

               See notes to consolidated financial statements.

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                         (Continued from prior page)

                     Ashland Coal, Inc. and Subsidiaries

                     Three years ended December 31, 1996

                                              Retained       Treasury
                                              Earnings        Stock       Total
                                              --------      --------      -----
                                                         (In thousands)
  Balance at January 1, 1994                  $168,363      $         $343,427
   Net income                                   32,220                   32,220
   Cash dividends paid:
    Common--$.415 per share                     (5,686)                  (5,686)
    Preferred--$10,414 (including
     $2,800 preference dividend)
     per share                                  (2,603)                  (2,603)
   Issuance of 35,655 shares of
    common stock under dividend
    reinvestment and stock purchase                                         981
    plan
   Issuance of 28,825 shares of
    common stock under stock
    incentive plan                                                          644
                                            --------                    --------
  Balance at December 31, 1994               192,294                    368,983
   Net income                                 41,411                     41,411
   Cash dividends paid:
    Common--$.46 per share                    (6,321)                    (6,321)
    Preferred--$11,239 (including
     $2,800 preference dividend) per
     share                                    (2,810)                    (2,810)
   Purchase of 185,300 shares of
    common stock                                             (3,902)     (3,902)
   Issuance of 31,240 shares of
    common stock under stock
    incentive plan                                              (29)        518
                                             --------       -------     --------
  Balance at December 31, 1995               224,574         (3,931)    397,879
   Net income                                 16,513                     16,513
   Cash dividends paid:
    Common--$.46 per share                    (6,217)                    (6,217)
    Preferred--$11,239 (including
     $2,800 preference dividend)
     per share                                (2,810)                    (2,810)
   Purchase of 70,700 shares of
    common stock                                             (1,505)     (1,505)



                                       19

                                              Retained       Treasury
                                              Earnings        Stock       Total
                                              --------      --------      -----
                                                         (In thousands)
    Issuance of 20,850 shares of
    common stock under stock
    incentive plan                                                         432
                                            --------       -------      --------
  Balance at December 31, 1996             $232,060        $(5,436)    $404,292
                                            ========        =======     ========

               See notes to consolidated financial statements.

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                     Ashland Coal, Inc. and Subsidiaries

                                                  Year Ended December 31,
                                                  -----------------------
                                            1996           1995            1994
                                            ----           ----            ----
                                                      (In thousands)
  Operating activities:
    Net income                             $16,513          $41,411        $32,220
    Adjustments to reconcile
     to cash provided by
     operating activities:
     Depreciation and amortiza-
      tion of property, plant,
      and equipment                         64,699           65,127         58,344
     Other amortization                      5,480            5,766         13,451
     Prepaid royalties expensed             23,738           21,286         19,868
     Deferred income taxes                  (6,048)          (7,511)       (11,238)
     (Gain) loss on disposition
      of assets                                  3             (477)        (1,214)
     Partnership costs in
      excess of cash advances                  500              689            436
     Changes in operating assets
      and liabilities:
      Trade accounts receivable             19,699          (14,080)       (16,849)
      Other receivables                        630            2,234         (4,657)
      Inventories                          (15,356)           4,173         (7,907)
      Prepaid royalties                     (3,358)          (4,527)        (5,070)
      Other current assets                     327            1,200         (1,522)
      Other assets                           3,037            2,336          3,178
      Accounts payable and                  (1,280)            (902)        12,816
       accrued expenses
      Income taxes                           1,347             (764)         2,381
      Accrued postretirement
       benefits other than
       pension                               3,513            3,755          7,351
      Other long-term
       liabilities                           4,587            2,159          3,159
                                            -------           -------       -------
     Cash provided by
      operating activities                 118,031          121,875        104,747
  Investing activities:
    Property, plant, and
     equipment:
     Purchases                             (52,628)         (58,245)       (43,501)
     Proceeds from sales                     3,324            2,249          4,280
    Advances on prepaid
     royalties                             (20,698)         (21,013)       (20,490)
                                            --------       ---------     ---------

                                       21

                                                  Year Ended December 31,
                                                  -----------------------
                                            1996           1995            1994
                                            ----           ----            ----
                                                      (In thousands)
    Cash used in investing
     activities                            (70,002)         (77,009)       (59,711)
  Financing activities:
    Proceeds from borrowings               904,080        1,007,754      1,315,931
    Payments on borrowings                (942,870)      (1,039,402)    (1,353,570)
    Dividends paid                          (9,027)          (9,131)        (8,289)
    Proceeds from sale of
     common stock                              375              447          1,456
    Purchase of common stock                (1,505)          (3,902)         --
                                            -------        --------      ---------
    Cash used in financing
     activities                            (48,947)         (44,234)       (44,472)
                                           --------       ---------      ---------
    Increase (decrease) in
     cash and cash equivalents                (918)             632            564
    Balance at beginning of year             1,752            1,120            556
                                           -------        ---------      ---------
    Cash and cash equivalents
     at end of year                       $    834       $    1,752     $    1,120
                                           =======        =========      =========
  Supplemental cash flow
    information:
    Cash paid during the year
     for income taxes, net of
     refunds                              $  2,521       $   13,470     $    9,218
    Cash paid during the year
     for interest, net of
     amounts capitalized                  $ 17,746       $   20,281     $   22,126

               See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Ashland Coal, Inc. and Subsidiaries

1.    Accounting Policies

Principles of Consolidation

   The consolidated financial statements include the accounts of Ashland Coal, Inc. and its subsidiaries (the Company or Ashland Coal), which operate in the coal mining industry. The Company's mining operations are conducted in eastern Kentucky and West Virginia, and the coal is marketed primarily in the eastern United States. All subsidiaries are wholly owned. Significant intercompany transactions and accounts have been eliminated in consolidation.

   Ashland Coal's 17.5% partnership interest in Dominion Terminal Associates is accounted for on the equity method in the consolidated balance sheets. Allocable costs of the partnership for coal loading and storage are included in costs and expenses in the consolidated statements of income.

Inventories

Inventories are comprised of the following:


                                       1996           1995
                                       ----           ----
                                          (In thousands)
             Coal                    $22,320        $ 8,536
             Supplies                 19,074         17,502
                                      ------         ------
                                     $41,394        $26,038
                                      ======         ======

   Coal inventories are stated at the lower of cost (determined by the first-in, first-out method) or market. Supplies inventories are valued at the lower of average cost or market.

Coal Acquisition Costs and Prepaid Royalties

   Coal lease rights obtained through acquisition of other companies are capitalized and amortized primarily by the units-of-production method over the estimated recoverable reserves.

   Rights to leased  coal lands are often  acquired  through  royalty payments. Where royalty payments represent prepayments recoupable against future production, they are capitalized, and amounts expected to be recouped within one year are classified as a current asset. As mining occurs on these leases, the prepayment is offset against earned royalties and is included in the cost of coal mined. The Company provides a valuation allowance for royalties estimated to be nonrecoupable. The valuation allowance for prepaid royalties was $6,327,000 and $7,865,000 at December 31, 1996 and 1995, respectively.

Coal Supply Agreements

   Acquisition costs allocated to coal supply agreements (sales contracts) are capitalized and amortized to selling expense on the basis of coal to be shipped over the term of the contract. Accumulated amortization for sales contracts was $37,933,000 and $34,147,000 at December 31, 1996 and 1995, respectively.

Exploration Costs

   Costs related to locating coal deposits and determining the economic mineability of such deposits are expensed as incurred.

Property, Plant, and Equipment

   Property, plant, and equipment are recorded at cost. Costs of purchasing rights to coal reserves and of developing new mines or significantly expanding the capacity of existing mines are amortized using the units-of-production method. Plant and equipment are depreciated principally on the straight-line method over the estimated useful lives of the assets, which range from three to 33 years. Interest costs on borrowed funds are capitalized for significant asset construction projects. Capitalized interest costs were $382,000 in 1996, $311,000 in 1995, and $176,000 in 1994.

Asset Impairment

   If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If this review indicates that the value of the asset will not be recoverable, as determined based on projected undiscounted cash flows related to the asset over its remaining life, then the carrying value of the asset is reduced to its estimated fair value.

Income Taxes

   Deferred income taxes are based on temporary differences between the financial statement and tax bases of assets and liabilities existing at each balance sheet date using enacted tax rates for years during which taxes are expected to be paid or recovered.

Revenue Recognition

   Coal sales revenues include sales to customers of coal produced at Company operations and purchased from other companies. The Company recognizes revenue from coal sales at the time title passes to the customer. Revenues other than from coal sales are included in operating revenues and are recognized in income as services are performed or otherwise earned.

Other

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Cash equivalents (none at December 31, 1996 and 1995) represent highly liquid investments with a maturity of three months or less when purchased. Cash equivalents are recorded at cost, plus accrued interest, which approximates market.

   The Company accrues amounts to be paid or received under interest-rate swap and cap agreements over the lives of the agreements. Such amounts are recognized as adjustments to interest expense over the lives of agreements, thereby adjusting the effective interest rate on the Company's debt.

   Certain  amounts  in  the  1995  and  1994  financial  statements  have  been
reclassified  to  conform  with  the   classifications  in  the  1996  financial
statements.

2. Related Parties

   The financial statements include transactions with Ashland Inc. (Ashland), Saarbergwerke AG (Saarberg), and Carboex International, Ltd. (Carboex) and their affiliates. Ashland owns 7,481,290 shares of the issued and outstanding common stock and the issued and outstanding convertible Class B preferred stock of Ashland Coal, and Carboex owns the issued and outstanding convertible Class C preferred stock of Ashland Coal. Prior to February 8, 1995, Saarberg owned the issued and outstanding convertible Class B preferred stock. On February 8, 1995, Ashland purchased Saarberg's Class B preferred stock for $110,076,000. Ashland now has approximately 57% of the voting power of Ashland Coal in matters other than the election of directors and could elect six members of the 10-member Board of Directors.

   Revenues include sales of coal to Saarberg and miscellaneous items of income resulting from transactions with Ashland. In addition, Ashland Coal receives certain services from and provides certain services to Ashland for which fees are charged between the companies. Ashland Coal purchases fuel, oil, and other products from Ashland for use in its mining operations.

   Saarberg and Carboex are the Company's exclusive agents for the purpose of selling metallurgical coal to the steel industry in Europe. Under the terms of the agreement, Ashland Coal pays a 2% commission on all such sales.

Transactions with related parties (which include Saarberg prior to February 8, 1995) are summarized below.


                                             1996         1995       1994
                                             ----         ----       ----
                                                     (In thousands)
Revenues:
  Saarberg                                  $  --       $  --        $4,124
  Ashland and affiliates                         7       2,390            1
Service fees:
  Charges from Ashland                         429         428          392
  Charges to Ashland                             1           5            1
Commissions paid on European
 sales of metallurgical coal:
  Carboex                                      100         125          108
  Saarberg and affiliates                       --          --          108
Purchases of fuel, oil, and
 other products from Ashland                 5,525       5,996        5,881


   Management believes that charges between Ashland Coal and Ashland for services were reasonable and that the other transactions summarized above were concluded on terms equivalent to those prevailing among unaffiliated parties.

3. Dominion Terminal Associates

   Ashland Coal holds a 17.5% general partnership interest in Dominion Terminal Associates (DTA), which operates a ground storage-to-vessel coal transloading facility in Newport News, Virginia. DTA leases the facility from Peninsula Ports Authority of Virginia (PPAV) for amounts sufficient to meet debt-service requirements. Financing is provided through $132,800,000 of tax-exempt bonds issued by PPAV which mature July 1, 2016.

   Under the terms of a throughput and handling agreement with DTA, each partner is charged its share of cash operating and debt-service costs in exchange for the right to use its share of the facility's loading capacity and is required to make periodic cash advances to DTA to fund such costs. On a cumulative basis, costs exceeded cash advances by $8,122,000 and $7,622,000 at December 31, 1996 and 1995, respectively (included in other long-term liabilities). Costs and cash advances for the last three years follow:

               (In thousands)                1996        1995         1994
                                             ----         ----        ----
  Operating and debt service costs
   charged to costs and expenses            $4,031      $3,898       $3,316
  Cash advances                              3,531       3,209        2,880

   Future payments for fixed operating costs and debt service are estimated to approximate $3,300,000 annually through 2015 and $26,000,000 in 2016.

4. Income Taxes

   Significant components of the provision for income tax expense (benefit) are as follows:


  (In thousands)               1996              1995              1994
                               ----              ----              ----
  Current:
    Federal                   $3,702            $11,793           $11,037
    State                        166              1,119               829
                               -----             ------            ------
     Total current             3,868             12,912            11,866
                               -----             ------            ------
  Deferred:
    Federal                   (5,638)            (6,894)          (10,253)
    State                       (410)              (617)             (985)
                               -----             ------            ------
     Total deferred           (6,048)            (7,511)          (11,238)
                               -----             ------            ------
                             $(2,180)           $ 5,401          $    628
                              ======             ======            ======

   A reconciliation of the normal statutory federal income tax on Ashland Coal's pretax income with the Company's actual income tax expense (benefit) follows:

               (In thousands)                   1996         1995        1994
                                                ----         ----        ----
  Income tax expense at U.S.                $ 5,017       $16,384     $11,497
   statutory rate
  Increase (decrease) in taxes
   resulting from:
    Percentage depletion allowance           (6,552)      (10,431)    (10,685)
    State income taxes, net of
      effect of federal taxes                  (302)          110        (446)
    Nontaxable income, net of
     nondeductible expenses                    (414)         (590)        (53)
    Other items                                  71           (72)        315
                                             ------        ------      ------
                                           $ (2,180)      $  5,40     $   628
                                             ======        ======      ======


   Significant components of the Company's deferred tax liabilities and assets that result from carryforwards and temporary differences between the financial statement basis and tax basis of assets and liabilities are summarized as follows:

                     (In thousands)                         1996          1995
                                                            ----          ----
  Deferred tax liabilities:
    Acquisition costs allocated to mineral               $ 83,908    $ 87,301
     reserves
    Property, plant, and equipment,
     principally due to differences in
     lives and methods of depreciation
     and amortization                                      26,873      27,613
    Prepaid royalties capitalized for
     financial reporting purposes                          19,619      19,537
    Acquisition costs allocated to coal
     supply agreements                                      2,261       3,110
    Other                                                   2,822       3,432
                                                          -------     -------
     Total deferred tax liabilities                       135,483     140,993
                                                          -------     -------
  Deferred tax assets:
    Goodwill for tax purposes                              34,503      37,586
    Postretirement benefits other than
     pension                                               32,707      31,228
    Alternative minimum tax credit
     carryforward                                          29,529      26,971
    Costs not deductible until paid or
     realized                                              17,722      17,719
    Net operating loss carryforwards                          557         500
    Deferred gains not deferred for tax
     purposes                                               2,075       2,141
    Other                                                   2,720       3,130
                                                          -------     -------
     Total deferred tax assets                            119,813     119,275
                                                          -------     -------
     Net deferred tax liability                            15,670      21,718
    Less current assets                                    (2,187)     (3,512)
                                                          -------     -------
     Long-term deferred tax liability                    $ 17,857    $ 25,230
                                                          =======     =======


   At December 31, 1996, the Company had $459,000 of federal net operating loss carryforwards, which expire in 2004, and $7,362,000 of state net operating loss carryforwards, which expire from 2001 through 2011, which may be applied against future taxable income.

5. Prepaid Royalties

   Ashland Coal has entered into various noncancellable royalty lease agreements under which future minimum payments are approximately $23,000,000 in 1997, 1998, and 1999, $22,000,000 in 2000 and 2001, and $190,000,000 in the aggregate thereafter.

   Coal lands and mineral rights with a carrying value of $1,600,000, prepaid royalties with a carrying value of $25,100,000 (net of the valuation allowance), and future royalty commitments of $2,250,000 at December 31, 1996, represent amounts attributable to coal properties for which there are no immediate plans for significant production. Geological surveys performed by outside consultants indicate that there are sufficient reserves relative to these properties to permit recovery of Ashland Coal's investment.

6. Property, Plant, and Equipment

Property, plant, and equipment consists of the following:

                     (In thousands)                        1996         1995
                                                           ----         ----
   Cost:
     Land                                              $ 11,361     $  9,126
     Coal lands and mineral rights                      439,564      462,465
     Buildings and improvements                          38,836       38,381
     Equipment and processing facilities                410,798      386,624
     Other                                                6,930        7,502
     Construction in progress                             9,934        5,184
                                                        -------      -------
                                                        917,423      909,282
   Less accumulated depreciation and
     amortization                                       342,573      320,886
                                                        -------      -------
                                                       $574,850     $588,396
                                                        =======      =======

7. Debt and Financing Arrangements

Debt consists of the following:


(In thousands)                                           1996         1995
                                                         ----         ----
9.78% senior unsecured notes, payable in
 four equal annual installments beginning
 September 15, 1997                                    $100,000     $100,000


                                       30

(In thousands)                                           1996         1995
                                                         ----         ----
9.66% senior unsecured notes, payable in
 six equal annual installments beginning
 May 15, 2001                                            52,900       52,900
8.92% senior unsecured notes,
 due May 15, 1996                                            --       22,100
Indebtedness to banks under revolving
 credit agreement (rate at December 31,
 1996--5.91%; 1995--6.22%)                               15,000       30,000
Indebtedness to banks under lines of
 credit (weighted average rate at
 at December 31, 1996--7.25%;
 1995--6.09%)                                             6,261        7,315
Other                                                     2,178        2,660
                                                        -------      -------
                                                        176,339      214,975
Less current portion                                     41,000       42,000
                                                        -------      -------
Long-term debt                                         $135,339     $172,975
                                                        =======      =======

   Ashland Coal has a revolving credit agreement, which terminates in 1999, with a group of banks providing for borrowings of up to $500,000,000. The rate of interest on borrowings under this agreement is, at Ashland Coal's option, a money-market rate determined by a competitive bid process, the National Westminster Bank PLC reference rate, a rate based on LIBOR, or a rate based on an average market certificate-of-deposit rate. The provisions of the revolving credit agreement require a facility fee, which is currently computed at the rate of 0.1875% per annum on the amount of the commitment. The rate used to compute the facility fee is redetermined quarterly based upon the Company's ratio of debt to equity and may vary from 0.15% to 0.35% per annum. Certain amounts borrowed under the revolving credit agreement ($6,000,000 in 1996 and $18,200,000 in 1995) are classified as long-term as the Company has the intent and ability to maintain these borrowings on a long-term basis.

   Ashland Coal periodically establishes uncommitted lines of credit with banks. These agreements generally provide for short-term borrowings at market rates. At December 31, 1996, there were $170,000,000 of such agreements in effect.

   Aggregate maturities of debt at December 31, 1996, are $41,000,000 in 1997, $31,785,000 in 1998, $25,630,000 in 1999, $25,025,000 in 2000, $8,817,000 in
2001, and $44,082,000 thereafter. Included in these maturities are expected discretionary prepayments of $9,000,000 in 1997 and $6,000,000 in 1998.

   The credit agreements contain, among other covenants, provisions setting forth certain requirements for current ratio and consolidated net worth and restrictions on the payment of dividends and the creation of additional debt. At December 31, 1996, retained earnings of $73,375,000 were available for dividends.

   The Company enters into interest-rate swap agreements to modify the interest characteristics of its outstanding debt. At December 31, 1996, the Company had entered into interest-rate swap agreements having a total notional value of $65,000,000. Of this total notional amount, $40,000,000 was used to convert fixed-rate debt to a variable rate. Under these agreements, the Company receives a weighted average fixed rate of 6.59% and was paying a weighted average variable rate at December 31, 1996, of 5.78%. The average remaining life on these swaps at December 31, 1996, was approximately 52 months. During the fourth quarter of 1996 interest rates declined, and the Company chose to reduce its exposure to variable interest rates by entering into $25,000,000 of reverse swap agreements. At December 31, 1996, the Company was obligated to pay a weighted average fixed rate of 6.26% under these agreements and will receive a weighted average variable rate which was 5.78% at that date. The terms and amounts of these swaps coincide with the stated maturities of the fixed-rate debt obligations being converted. The variable rates are adjusted using six month LIBOR. Interest expense for 1996 was reduced by $210,000 under these agreements based on a net average notional position for the year of $24,800,000. The Company's exposure to large interest-rate fluctuations on its variable-rate debt has been mitigated through the purchase of short-term interest-rate caps totaling $35,000,000 as of December 31, 1996.

8. Accrued Black Lung Benefits

   Ashland Coal is liable under the federal Mine Safety and Health Act of 1977, as amended, to provide for pneumoconiosis (black lung) benefits to eligible employees, former employees, and dependents with respect to claims filed by such persons on or after July 1, 1973. Ashland Coal is also liable under various states' statutes for black lung benefits. Ashland Coal currently provides for federal and state claims through a self-insurance program. Charges are being made to current operations in amounts sufficient to amortize the actuarially computed liability for black lung benefits over three to 16 years (five to 22 years in 1995 and 1994) at an assumed 7% (8% in 1995 and 1994) after-tax investment return. The accrual for black lung benefits (included in other long-term liabilities and in accrued expenses) was $16,222,000 and $15,841,000 at December 31, 1996 and 1995, respectively.

9. Accrued Postmining Reclamation and Mine Closing Costs

   Under the 1977 Surface Mining Control and Reclamation Act, a mine operator is responsible for postmining reclamation on every mine for at least five years after the mine is closed. Ashland Coal performs a substantial amount of reclamation of disturbed acreage as an integral part of its normal mining process. All such costs are expensed as incurred. The remaining costs of reclamation are estimated and accrued as mining progresses.

   The accrual for such reclamation (included in other long-term liabilities and in accrued expenses) was $2,749,000 and $2,599,000 at December 31, 1996 and 1995, respectively. In addition, the Company accrues the costs of removal at the conclusion of mining of roads, preparation plants, and other facilities and other costs (collectively, closing costs) over the lives of the various mines. Closing costs, in the aggregate, are estimated to be approximately $38,000,000. At December 31, 1996 and 1995, the accrual for closing costs (included in other long-term liabilities and in accrued expenses) was $10,501,000 and $9,418,000, respectively.

10. Accrued Expenses

Accrued expenses are comprised of the following:


(In thousands)                                             1996           1995
                                                           ----           ----
Accrued compensation                                     $12,148         $17,800
Accrued taxes                                             11,206          10,743
Accrued interest                                           3,928           4,313
Accrued reclamation and mine closing costs                 1,025             960
Other                                                      2,292           3,463
                                                          ------          ------
                                                         $30,599         $37,279
                                                          =======         ======

11. Capital Stock

   Convertible preferred stock consists of the following:

                                                               (In thousands)
  Class A, $100 par value, 500 shares authorized,
   none outstanding                                            $      --
  Class B, $100 par value, 250 shares authorized,
   150 shares issued and outstanding                              33,050
  Class C, $100 par value, 250 shares authorized,
   100 shares issued and outstanding                              34,791
                                                                 -------
                                                               $  67,841
                                                                 =======

   Holders of shares of Class A, B, and C preferred stock are entitled to receive dividends at such times and in such amounts as shall be equal to the dividends payable on the number of shares of common stock into which each such share of preferred stock is convertible. In addition, holders of Class B and C preferred stock are entitled to receive cumulative dividends in preference to common stock. Such preference dividend is currently $2,800 per share per annum, decreases to $1,400 per share per annum in 1999, and will be zero after 2003.

   Each share of Class A preferred stock (if issued) is convertible into 13,846 shares of common stock.

   Each share of Class B and C preferred stock is convertible into shares of common stock as follows:


              Through August 17, 1998                   18,346 shares
              August 18, 1998--August 17, 2003          19,596 shares
              Thereafter                                20,846 shares

   Holders of Class B and C preferred stock, voting cumulatively and together as a class, have the right to elect one director for each 63 shares of such Class B and C preferred stock held by them, up to a maximum of three directors.

   In 1995 Ashland Coal's Board of Directors authorized the purchase, from time to time, of up to one million shares of the

Company's common stock. At December 31, 1996, 256,000 shares had been purchased under this authorization. Shares acquired may be used for general corporate purposes.

12. Earnings Per Share

   Earnings per share of common stock are based on the weighted average number of common and common equivalent shares outstanding during each year. Shares of common stock issuable under the Company's stock incentive plans are treated as common stock equivalents when dilutive. Fully diluted earnings per share are based on conversion rights that become effective within 10 years of the respective balance sheet date.

   Computations of earnings per share, using the "two class" method, are as follows:

  (In thousands except earnings                1996        1995        1994
   per share)                                  ----        ----        ----
  Net income                                $16,513     $41,411        $32,220
  Less: Common stock dividends                6,217       6,321          5,686
        Preferred stock dividends             2,810       2,810          2,603
                                             ------      ------         ------
  Undistributed earnings                    $ 7,486     $32,280        $23,931
                                             ======      ======         ======
  Earnings per common share:
    Primary:
     Undistributed earnings                 $     .41  $     1.76     $     1.30
     Dividends (except preference                 .46         .46            .42
  dividends)                                  -------    --------      ---------
     Net income                             $     .87  $     2.22     $     1.72
                                              =======    ========      =========
    Fully diluted:
     Undistributed earnings                 $     .40  $     1.70     $     1.26
     Dividends (except preference                 .46         .46            .42
  dividends)                                  -------    --------      ---------
     Net income                             $     .86  $     2.16     $     1.68
                                              =======    ========      =========

   Weighted average shares for computing earnings per share were as follows:

            (In thousands)                  1996         1995       1994
                                            ----         ----       ----
            Primary                      18,142         18,374     18,338
            Fully diluted                18,782         19,002     18,965

13. Stock Incentive Plans

   On August 8, 1988,  the  stockholders  approved a stock  incentive plan (1988
Plan) reserving 750,000 shares of Ashland Coal common stock, and on April 28, 1995, the stockholders approved a new stock incentive plan (1995 Plan) reserving 1,000,000 shares of Ashland Coal common stock, in each case for awards to officers and key employees. The 1988 Plan provides for the granting of incentive stock options (qualified stock options), nonqualified stock options, stock appreciation rights (SARs), and restricted stock awards, and the 1995 Plan provides for granting of those same incentives, as well as merit awards, performance share awards, and phantom stock awards. Stock options generally become exercisable in full or in part one year from date of grant and are granted at a price equal to 100% of the fair market value of the stock on the date of grant. SARs entitle employees to surrender stock options and receive cash or stock in an amount equal to the excess of the market value of the optioned shares over their option price. Unexercised options and any accompanying SARs lapse 10 years after the date of grant. Restricted stock awards may entitle employees to purchase shares at a nominal cost. Such awards entitle employees to vote shares acquired and to receive any dividends thereon, but such shares cannot be sold or transferred and are subject to forfeiture if employees terminate their employment prior to the prescribed period, which can be from one to five years. As of December 31, 1996, no SARs or restricted stock awards have been granted. Merit awards under the 1995 Plan are grants of Ashland Coal stock without restriction and at a nominal cost. Performance share awards are awards which can be earned by the recipient if Ashland Coal meets certain pre-established performance measures. Until earned, the performance shares are nontransferable, and when earned, performance shares are payable in cash, stock, or restricted stock. Phantom stock awards under the 1995 Plan are based on the appreciation of hypothetical underlying shares or the earnings performance of such shares and may be paid in cash or in shares. As of December 31, 1996, no merit, performance share, or phantom stock awards have been granted.

   Information regarding stock options under these plans is as follows:

                                                             1996
                                                             ----
  (In thousands except per share data)                          Weighted
                                                  Common         Average
                                                  Shares          Price
                                                   ------        --------
  Options outstanding at January 1                     578      $ 24.14
  Granted                                              181        22.25
  Exercised                                            (21)       17.99
  Forfeited                                            (38)       29.09
                                                      -----
  Options outstanding at December 31
                                                       700        23.56
                                                       ===
  Options exercisable at December 31
                                                       454        23.59
  Options available  for grant at
   December 31                                         857

                                                             1995
                                                             ----
  (In thousands except per share data)                          Weighted
                                                  Common         Average
                                                  Shares          Price
                                                  ------        --------
  Options outstanding at January 1                   514        $ 23.23
  Granted                                             95          26.13
  Exercised                                          (31)         15.24
  Forfeited                                           --            --
                                                     ----
  Options outstanding at December 31
                                                     578           24.14
                                                     ===
  Options exercisable at December 31
                                                     410           23.10
  Options available for grant at
   December 31
                                                   1,000


                                                          1994
                                                          ----
  (In thousands except per share data)                          Weighted
                                                 Common         Average
                                                 Shares          Price
                                                 ------         --------
  Options outstanding at January                468             $ 21.75
  Granted                                        96               28.45
  Exercised                                     (29)              16.49
  Forfeited                                     (21)              23.29
                                                ---
  Options outstanding at December 31
                                                514               23.23
                                                ===
  Options exercisable at December 31
                                                351               21.11
  Options available  for grant at
   December 31                                   95


   Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to recognize compensation expense related to the grants of stock or stock options to employees under plans such as the Company's 1988 and 1995 Plans. Companies choosing not to adopt SFAS No. 123 continue to account for such grants using the accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB25), but are required to make certain disclosures about their plans, including pro forma net income and earnings per share under the new method. The Company has elected to continue to follow APB25 for expense recognition and to make the disclosures required by SFAS No. 123.

   Under SFAS No. 123's transition rules, Ashland Coal has determined the following pro forma amounts:


  (In thousands except earnings per share)              1996           1995
                                                        ----           ----
  Pro forma net income                              $16,066          $41,169
  Pro forma earnings per share:
    Primary                                                .85             2.20
    Fully diluted                                          .83             2.15


   For purposes of these pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting periods. The effect of compensation expense from stock options on 1995 pro forma net income reflects only the first year of vesting of 1995 awards. The 1996 pro forma net income reflects the second year of vesting of 1995 awards and the first year of vesting of 1996 awards. Because the Company's option awards are generally not fully vested until after three years from the date of grant, the full effect of recognizing compensation expense in pro forma net income will not be apparent until 1997.

   The fair values of options granted in 1996 and 1995 were determined to be $862,000 and $642,000, respectively, using the Black-Scholes option pricing model and the following weighted-average assumptions:

                                                        1996         1995
                                                        ----         ----
  Risk-free interest rate                             5.44%          7.34%
  Dividend yield                                         2%             2%
  Volatility of the expected market price of
   the Company's common stock                             .22            .24
  Expected life of options (in years)                    4              4


   The fair value per option granted was $4.76 in 1996 and $6.72 in 1995. Exercise prices for options outstanding as of December 31, 1996, range from $11 to $34.375, and the weighted-average remaining contractual life at that date was
6.3 years. The table below shows pertinent information on options outstanding at December 31, 1996, priced below $25 per share and priced at $25 per share or more.

                                                    Option Exercise Price
                                                    ----------------------
                                                 Below $25       $25 or More
                                                 ---------        -----------
  Options outstanding (in thousands)                 406               294
  Weighted-average exercise price                   $ 20.30           $ 28.06
  Weighted-average remaining
   contractual life (in years)                         6.0               6.8
  Options currently exercisable
   (in thousands)                                    225               229
  Weighted-average exercise price of
   options currently exercisable                    $ 18.74           $ 28.36


14. Employee Benefit Plans

Defined Benefit Pension Plan

   The Company has a noncontributory defined benefit pension plan covering certain of its salaried and nonunion hourly employees. Benefits for salaried employees generally are based on years of service and the employee's compensation during the three years prior to retirement. For hourly employees, the plan provides for a stated benefit for each year of service. Ashland Coal funds the plan in an amount not less than the minimum statutory funding requirements nor more than the maximum amount that can be deducted for federal income tax purposes. Plan assets consist primarily of equity securities and fixed income securities.

   The net pension cost of the plan includes the following components:

               (In thousands)                 1996          1995         1994
                                              ----          ----         ----
Service cost of benefits earned              $1,508        $1,185        $1,433
Interest cost on projected benefit            1,290         1,032           863
 obligation
Actual (return) loss on plan assets          (1,111)       (1,872)          787
Net amortization                                212         1,148        (1,428)
                                              -----         -----         -----
  Net periodic pension cost                  $1,899        $1,493        $1,655
                                              =====         =====         =====

   The following table sets forth the plan's funded status and amounts recognized in the consolidated balance sheets at December

 31, 1996 and 1995:

                     (In thousands)                     1996         1995
                                                        ----         ----
  Actuarial present value of benefit
   obligation:
    Vested benefits                                   $ 9,428        $ 9,450
    Nonvested benefits                                  1,227          1,246
                                                       ------         ------
     Accumulated benefit obligation                    10,655         10,696
  Effect of projected compensation increases            7,826          7,857
                                                       ------         ------
     Projected benefit obligation                      18,481         18,553
  Plan assets at fair value                            12,644          8,957
                                                       ------         ------
     Projected benefit obligation in excess
      of plan assets                                    5,837          9,596
  Unrecognized transition credit                          297            397
  Unrecognized prior service cost                          (7)            (8)
  Unrecognized net loss                                (1,476)        (4,439)
                                                       ------         ------
     Accrued pension liability                          4,651          5,546
  Less amount included in accrued expenses                 63          2,331
                                                       ------         ------
     Amount included in other long-term
      liabilities                                     $ 4,588        $ 3,215
                                                       ======         ======

   The assumptions used in computing the information above were as follows:

                                                 1996        1995       1994
                                                 ----        ----       ----
  Discount rate                                  7.75%       7.0%       8.5%
  Expected long-term rate of return on           9.00%       9.0%       9.0%
   plan assets
  Future compensation growth rate                5.00%       5.0%       5.0%


Multiemployer Pension and Benefit Plans

   Under the labor contract with the United Mine Workers of America (UMWA), Ashland Coal made payments of $1,076,000 in 1996, $1,348,000 in 1995, and $1,293,000 in 1994 into a multiemployer defined benefit pension plan trust established for the benefit of union employees. Payments are based on hours worked. Under the Multiemployer Pension Plan Amendments Act of 1980, a contributor to a multiemployer pension plan may be liable, under certain circumstances, for its proportionate share of the plan's unfunded vested benefits (withdrawal liability). Ashland Coal has estimated its share of such amount to be $15,200,000 at December 31, 1996. Ashland Coal is not aware of any circumstances which would require it to reflect its share of unfunded vested pension benefits in its financial statements.

   The Coal Industry Retiree Health Benefit Act of 1992 (Benefit Act) provides for the funding of medical and death benefits for certain retired members of the UMWA through premiums to be paid by assigned operators (former employers), transfers of monies in 1993 and 1994 from an overfunded pension trust established for the benefit of retired UMWA members, and transfers from the Abandoned Mine Lands Fund (funded by a federal tax on coal production) commencing in 1995. Ashland Coal treats its obligation under the Benefit Act as a participation in a multiemployer plan and recognizes expense as premiums are paid. Ashland Coal recognized $651,000 in 1996, $347,000 in 1995, and $296,000 in 1994 in expense relative to premiums paid pursuant to the Benefit Act. The Company believes that the amount of its obligation under the Benefit Act is not significant.

Other Postretirement Benefit Plans

   Ashland Coal and its subsidiaries currently provide certain postretirement health and life insurance coverage for eligible employees. Generally, covered employees who terminate employment after meeting the eligibility requirements for pension benefits are also eligible for postretirement coverage for themselves and their dependents. The salaried employee postretirement medical and dental plans are contributory, with retiree contributions adjusted periodically, and contain other cost-sharing features such as deductibles and coinsurance. The postretirement medical plan for retirees who were members of the UMWA is not contributory. The Company's current funding policy is to fund the cost of all postretirement health and life insurance benefits as they are paid.

   The net periodic postretirement benefit cost of these plans includes the following components:

             (In thousands)             1996          1995          1994
                                        ----          ----          ----
  Service cost                          $2,628         $2,138        $4,522
  Interest cost                          3,878          3,859         4,591


                                       42

  Amortization of gains                 (1,193)        (1,607)         (213)
                                         -----          -----          -----
  Net periodic postretirement
   benefit cost                         $5,313         $4,390         $8,900
                                         =====          =====          =====


   Net periodic postretirement benefit cost decreased approximately $4,500,000 (an increase in net income of $2,750,000, or $.15 per share on a primary basis and $.14 per share on a fully diluted basis) in 1995 due to changes in certain actuarial assumptions, including an increase in the discount rate, a decrease in the per capita claims cost, and a decrease in the health care cost trend rate.

   The following table sets forth the amounts recognized in the consolidated balance sheets at December 31, 1996 and 1995, none of which have been funded:

                      (In thousands)                       1996          1995
                                                           ----          ----
  Accumulated postretirement benefit
   obligation:
    Retirees                                             $19,041       $22,961
    Fully eligible active plan participants                5,590         7,114
    Other active plan participants                        30,667        31,993
                                                          ------        ------
                                                          55,298        62,068
  Unrecognized net gain                                   26,678        15,740
  Unrecognized gain related to prior service               1,889         2,102
                                                          ------        ------
    Accrued postretirement obligation                     83,865        79,910
  Less amount included in accrued expenses                 1,401           959
                                                          ------        ------
    Amount included in accrued
     postretirement benefits other than
     pension                                              $82,464       $78,951
                                                           ======        ======

   The discount rate used in determining the accumulated postretirement benefit obligation was 7.75% and 7% at December 31, 1996 and 1995, respectively. That change and a decrease in the actuarial assumption regarding per capita claims cost were responsible for the reduction in the accumulated postretirement benefit obligation from December 31, 1995, to December 31, 1996. The assumed health care cost trend rate for 1997 is 8.5%, decreasing to 5% in the year 2004. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996, by $8,386,000, or 15.2%, and the net periodic postretirement benefit cost for 1996 by $1,024,000, or 19.3%.

Other Plans

   Ashland Coal sponsors three savings plans which were established to assist eligible employees in providing for their future retirement needs. Ashland Coal's contributions to the plans were $2,107,000 in 1996, $1,928,000 in 1995, and $1,621,000 in 1994.

Restructuring Charges

   In the first quarter of 1996, the Company began restructuring support functions at its West Virginia operations and at its corporate headquarters. The charge to operations for severance pay and other costs related to the restructuring amounted to approximately $4,200,000 during 1996.

Changes in Assumptions

   The assumptions, including discount rates, used in determining the accumulated benefit obligations for pensions and for other postretirement benefits have changed in the past, and it is reasonably possible that changes in those assumptions will occur in the future. Such changes affect not only the accumulated benefit obligations, but also the amount of expense recognized each year.

15. Concentration of Credit Risk and Major Customers

   Ashland Coal places its cash equivalents in investment-grade short-term investments and limits the amount of credit exposure to any one commercial issuer.

   Ashland Coal markets its coal principally to electric utilities in the United States and Europe. As of December 31, 1996 and 1995, accounts receivable from electric utilities located in the United States totaled $42,341,000 and $53,836,000, respectively. Accounts receivable from electric utilities located in Europe totaled $7,328,000 as of December 31, 1995. There were no accounts receivable from European electric utilities at the end of 1996. Generally, credit is extended based on an evaluation of the customer's financial condition, and collateral is not required. Credit losses are provided for in the financial statements and historically have been minimal.

   Ashland Coal is committed under long-term contracts to supply coal that meets certain quality requirements at specified prices. These prices are generally adjusted based on indices. Quantities sold under some of these contracts may vary from year to year within certain limits at the option of the customer. Sales (including spot sales) to major customers were as follows:


  (In thousands)                    1996            1995            1994
                                    ----            ----            ----
  Customer A                     $86,076         $88,191        $128,978
  Customer B                      64,403          60,767          60,928
  Customer C                       4,073          83,938          82,005


In 1996, 1995, and 1994, Ashland Coal had export sales, principally to European customers, of $55,280,000, $78,679,000, and $40,608,000, respectively.

16. Fair Values of Financial Instruments

   The following methods and assumptions were used by Ashland Coal in estimating its fair value disclosures for financial instruments:

   Cash and cash equivalents: The carrying amount reported in the consolidated balance sheets for cash and cash equivalents approximates their fair value.

   Debt: The carrying amounts of Ashland Coal's borrowings under its revolving credit agreement and under lines of credit approximate their fair value. The fair values of Ashland Coal's senior notes are estimated using discounted cash flow analyses, based on Ashland Coal's current incremental borrowing rates for similar types of borrowing arrangements.

   Interest-rate caps and swaps: The fair values of interest-rate caps and swaps are based on quoted market prices, which reflect the present value of the difference between estimated future amounts paid (none for caps) and received.

   The carrying amounts and fair values of Ashland Coal's financial instruments at December 31, 1996 and 1995, are as follows:

                                              1996                       1995
                                              ----                       ----
                                     Carrying       Fair        Carrying        Fair
  (In thousands)                     Amount         Value        Amount        Value
                                     --------      ------       --------       ------
Cash and cash equivalents           $   834        $    834     $  1,752      $  1,752
Lines of credit                       6,261          6,261       7,315           7,315
Revolving credit agreement            15,000         15,000      30,000         30,000
Senior notes                         152,900        173,000     175,000        201,000
Interest-rate caps and swaps            --              572        --              125

17. Sale and Leaseback

   On January 29, 1993, Ashland Coal sold mining equipment valued at approximately $64,000,000 and leased back the equipment under an operating lease with a term of three years. In May 1995, the lease was amended to extend the term for two years for most of the equipment. The Company purchased the equipment not included in the extension in January 1996 for approximately
$4,000,000.  The lease  provides  for annual  rental  payments of  approximately
$9,600,000 in 1997 and $2,300,000 in 1998. At the end of the lease term, the Company has the option to purchase the equipment for approximately $28,300,000. Alternatively, the equipment may be sold by the lessor to a third party. In the event of such a sale, the Company will be required to make payment to the lessor in the event, and to the extent, that the proceeds are below $23,700,000.

18.   Subsequent Event

   Ashland Coal and Arch Mineral Corporation (Arch) have reached an agreement in principle calling for the combination of the two companies. The exchange ratio to be used for the transaction will result in the former Ashland Coal and Arch stockholders holding approximately 48 percent and 52 percent of the combined company, respectively. Further terms and conditions of the transaction are continuing to be negotiated. Consummation of the transaction is conditioned upon the negotiation and execution of definitive agreements between the parties, receipt of all necessary governmental and regulatory consents, and approval by the stockholders of both corporations.

19. Commitments and Contingencies

   Ashland Coal leases mining equipment, land, and various other properties under noncancellable long-term leases, expiring at various dates. Rental expense related to these operating leases amounted to $11,332,000 in 1996, $13,737,000 in 1995, and $14,088,000 in 1994.
Minimum annual rentals due in future years under lease agreements in effect at January 1, 1997, are approximately $11,648,000 in 1997, $5,651,000 in 1998,
$3,067,000 in 1999,  $3,168,000  in 2000,  $3,242,000  in 2001,  and  additional amounts thereafter aggregating $6,639,000 through 2011.

   Ashland Coal is a party to numerous claims and lawsuits with respect to various matters. The Company provides for costs related to contingencies when a loss is probable and the amount is reasonably determinable. The Company estimates that its probable aggregate loss as a result of such claims is $2,100,000 (included in other long-term liabilities) and believes that probable insurance recoveries of $610,000 (included in other assets) related to these claims will be realized. The Company estimates that its reasonably possible aggregate losses from all currently pending litigation could be as much as $4,300,000 (before tax) in excess of the probable loss previously recognized. However, the Company believes it is probable that substantially all of such losses, if any occur, will be insured. After conferring with counsel, it is the opinion of management that the ultimate resolution of these claims, to the extent not previously provided for, will not have a material adverse effect on the consolidated financial condition, results of operations, or liquidity of the Company.

20. Quarterly Financial Information (Unaudited)

   Quarterly financial data for 1996 and 1995 are summarized below.

                                                Three
                                                Months
            (In thousands except                Ended
            earnings per share)                March 31           June 30
                                               --------            -------
  1996:
   Sales and operating revenues                $143,324(2)           $138,800
   Operating income                               6,216(3)              7,640
   Net income                                     1,515                 3,090
   Earnings per common share:(6)
     Primary                                          .07                   .16
     Fully diluted                                    .07                   .16
  1995:
   Sales and operating revenues                $156,624              $151,614
   Operating income                              15,175                18,215
   Net income                                     9,041                11,566
   Earnings per common share:(6)
     Primary                                          .49                   .62

                                       47

                                                Three
                                                Months
            (In thousands except                Ended
            earnings per share)                March 31           June 30
                                               --------           -------

     Fully diluted                                    .48                   .60


            (In thousands except
            earnings per share)               Sept. 30(1)         Dec. 31
                                             -----------          -------
  1996:
   Sales and operating revenues              $142,991(2)            $152,089
   Operating income                             6,272                 11,693
   Net income                                   2,501                  9,407
   Earnings per common share:(6)
     Primary                                         .13                    .51
     Fully diluted                                   .13                    .50
  1995:
   Sales and operating revenues              $158,566               $169,157(5)
   Operating income                            15,641(4)              18,416(4)
   Net income                                   9,215                 11,589
   Earnings per common share:(6)
     Primary                                          .49                   .62
     Fully diluted                                    .48                   .61

----------------

 (1) The results of the third quarter of each year are frequently adversely affected by lower production and resultant higher costs because of scheduled vacation periods at the Company's large mines in West Virginia. In addition, costs are typically somewhat higher during vacation periods because of maintenance activity carried on during those periods. These adverse effects on the third quarter may make the third quarter not comparable to the other quarters and not indicative of results to be expected for the full year.

 (2) In the first and third quarters of 1996, the Company and a customer agreed to reduce the tonnage to be delivered in 1996 under a coal supply agreement. As part of these agreed reductions, the customer agreed to make payments to the Company which increased operating revenues in the first and third quarters by $1.1 million and $.8 million, respectively. These agreements increased net income for the first quarter by $.7 million, or $.04 per share on a primary and on a fully diluted basis, and increased net income for the third quarter by $.5 million, or $.03 per share on a primary and on a fully diluted basis.

 (3) In the first quarter of 1996, the Company provided for a restructuring charge of $3.8 million related to restructuring certain support functions at its West Virginia operations and at corporate. The charge reduced net income for the quarter by $2.6 million, or $.14 per share on a primary and on a fully diluted basis.

 (4) In the third quarter of 1995, the actuarial estimate of the Company's accumulated obligation for postretirement health and life insurance benefits was revised. As a result of that revision, postretirement benefit expense was reduced $2.3 million in the third quarter and $2.2 million in the fourth quarter. Those changes increased net income for the third quarter by $1.4 million, or $.08 per share on a primary basis and $.07 on a fully diluted basis, and increased net income for the fourth quarter by $1.3 million, or $.07 per share on a primary and on a fully diluted basis.

 (5) In the fourth quarter of 1995, Ashland Coal and a customer agreed to terminate a coal supply agreement. As part of this termination agreement, the customer agreed to make a payment to the Company, increasing operating revenues by $.9 million and increasing net income for the quarter by $.5 million, or $.03 per share on a primary and on a fully diluted basis.

 (6) The sum of the quarterly earnings per share amounts may not equal earnings per share for the full year, because per share amounts are computed independently for each quarter and for the year based on the weighted average number of common and common equivalent shares outstanding during each period.

                     ASHLAND COAL, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share data)
                                 (Unaudited)

                                              Three Months ended March 31,
                                              ----------------------------
                                              1997                 1996
                                              ----                 ----
REVENUES:
  Coal sales                                  $163,104             $139,193
  Operating revenues                             3,504                4,131
                                              --------             --------
                                               166,608              143,324
COSTS AND EXPENSES:
  Cost of coal sold                            136,627              126,731
  Operating expenses                             3,952                2,397
  Selling, general and
   administrative expenses                       7,303                7,980
                                              --------             --------
                                               147,882              137,108
  OPERATING INCOME                              18,726                6,216
OTHER INCOME (EXPENSE):
  Interest income                                   72                   14
  Interest expense                              (4,034)              (4,798)
                                              --------             --------
   INCOME BEFORE INCOME TAXES                   14,764                1,432
Income tax expense (benefit)                     2,480                  (83)
                                              --------             --------
   NET INCOME                                 $ 12,284             $  1,515
Earnings per common share:
  Primary                                     $      .67           $       .07
  Fully diluted                               $      .65           $       .07
Dividends declared per
 common share                                 $      .115          $       .115

          See notes to condensed consolidated financial statements.

                       ASHLAND COAL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                             March 31,           December 31,
                                                1997                 1996
                                             ---------           ------------
                                             (Unaudited)

Assets:
 Current Assets:
  Cash and cash equivalents                    $ 11,396          $     834
  Trade accounts receivable                      68,676             56,743
  Other receivables                               6,447              6,260
  Inventories                                    40,366             41,394
  Prepaid royalties                              16,826             17,525
  Deferred income taxes                           2,161              2,187
  Other                                           2,666              2,177
                                               --------           --------
                                                148,541            127,120
OTHER ASSETS:
  Prepaid royalties                              73,393             61,040
  Coal supply agreements                         26,675             27,712
  Other                                          13,316             14,355
                                               --------           --------
                                                113,384            103,107
PROPERTY, PLANT AND EQUIPMENT
  Cost                                          915,346            917,423
  Less accumulated deprecia-
   tion and amortization                        352,597            342,573
                                               --------           --------
                                               $824,674           $805,077
                                               ========           ========
LIABILITIES AND STOCKHOLDERS'
 EQUITY:
CURRENT LIABILITIES:
  Accounts payable                             $ 52,202           $ 37,544
  Accrued expenses                               29,670             30,599
  Income taxes payable                            4,305                761
  Current portion of debt                        40,762             41,000
                                                -------            -------
                                                126,939            109,904
LONG-TERM DEBT                                  128,609            135,339
ACCURED POSTRETIREMENT
 BENEFITS                                        83,503             82,464
OTHER LONG-TERM LIABILITIES                      55,206             55,221
DEFERRED INCOME TAXES                            15,923             17,857

                                       51


                                             March 31,           December 31,
                                                1997                 1996
                                             ---------           ------------
                                             (Unaudited)


STOCKHOLDERS' EQUITY:
  Convertible preferred stock                    67,841             67,841
  Common stock                                      138                138
  Paid-in capital                               109,689            109,689
  Retained earnings                             242,262            232,060
  Treasury stock, at cost                       (5,436)             (5,436)
                                                -------            -------
                                                414,494            404,292
                                                -------            -------
                                               $824,674           $805,077
                                                =======            =======

See notes to condensed consolidated financial statements.

                     ASHLAND COAL, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)
                                 (Unaudited)

                                            Three Months Ended March 31,
                                            ----------------------------
                                              1997                 1996
                                              ----                 ----
OPERATING ACTIVITIES:
 Net income                                   $ 12,284             $  1,515
 Adjustments to reconcile
  to cash provided by
  operating activities:
   Depreciation and amortiza-
    tion of property, plant
    and equipment                               18,060               16,910
   Other amortization                            1,453                1,353
   Prepaid royalties expensed                    6,162                5,070
   Deferred income taxes                        (1,910)              (2,023)
   (Gain) loss on disposition
     of assets                                   2,018                 (636)
   Partnership costs in
    excess of cash advances                        165                  157
   Changes in operating
    assets and liabilities                      (7,570)               3,593
      CASH PROVIDED BY
       OPERATING ACTIVITIES                     30,752               25,939
INVESTING ACTIVITIES:
 Property, plant and
  equipment:

   Purchases                                   (10,853)             (14,445)
   Proceeds from sales                             260                  920
 Advances on prepaid
  royalties                                       (518)              (2,446)
      CASH USED IN INVESTING
       ACTIVITIES                              (11,111)             (15,971)
FINANCING ACTIVITIES:
 Proceeds from borrowings                       36,891              287,405
 Payments on borrowings                        (43,888)            (294,949)
 Dividends paid                                 (2,082)              (2,080)
 Proceeds from sale of
  common stock                                     -                    338
 Purchase of common stock                          -                 (1,935)
      CASH USED IN FINANCING
       ACTIVITIES                               (9,079)             (10,681)


                                       53


                                            Three Months Ended March 31,
                                            ----------------------------
                                              1997                  1996
                                              ----                  ----
Increase (decrease) in cash
 and cash equivalents                           10,562                 (713)
Cash and cash equivalents at
 beginning of year                                 834                1,752
Cash and cash equivalents at
 end of period                                 $11,396               $1,039

          See notes to condensed consolidated financial statements.

                              ASHLAND COAL, INC.
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                March 31, 1997
                                 (Unaudited)


NOTE A - GENERAL

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting and Securities and Exchange Commission regulations, but are subject to any year-end audit adjustments which may be necessary. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These financial statements should be read in conjunction with the Annual Report of Ashland Coal, Inc. ("Ashland Coal" or the "Company") on Form 10-K for the year ended December 31, 1996. Results of operations for the period ended March 31, 1997 are not necessarily indicative of results to be expected for the year ending December 31, 1997.

NOTE B - PROPOSED MERGER

Ashland Coal and Arch Mineral Corporation ("Arch") have signed a definitive agreement to merge the two companies in a tax-free reorganization, which will be accounted for as a purchase by Arch. After the merger, Ashland coal and Arch stockholders will hold approximately 48 percent and 52 percent of the combined company, respectively. Consummation of the merger, which is subject to approval by Ashland coal's stockholders, is expected to occur about June 30, 1997.

NOTE C - INVENTORIES

Inventories are comprised of the following:


                                       March 31, 1997       December 31, 1996
                                       --------------       -----------------
                                                 (In thousands)
Coal                                    $21,821                $22,320
Supplies                                 18,545                 19,074
                                         ------                 ------
                                        $40,366                $41,394

NOTE D - DEBT

Debt consists of the following:


                                      March 31, 1997       December 31, 1996
                                      --------------       -----------------
                                                 (In thousands)
9.78% senior unsecured notes,
   payable in four equal annual
   installments beginning
   September 15, 1997
                                          $100,000               $100,000
9.66% senior unsecured notes,
   payable in six equal annual
   installments beginning May
   15, 2001
                                            52,900                 52,900
Indebtedness to banks under
   revolving credit agreement
                                            15,000                 15,000
Indebtedness to banks under
   lines of credit                            -                     6,261
Other                                        1,471                  2,178
                                           -------                -------
                                           169,371                176,339
  Less current portion                      40,762                 41,000
                                           -------                -------
  Long-term debt                          $128,609               $135,339
                                           =======                =======

NOTE E - CHANGE IN ESTIMATE AND NONRECURRING REVENUES AND
          EXPENSES

Cost of coal sold in 1997 was reduced by $1.4 million by a change in the estimate of the Company's liability for postmining reclamation and mine closure. Operating expenses in 1997 include a charge of $2.1 million related to an idled processing facility. A payment of $1.1 million was received from a customer in the quarter ended March 31, 1996 for an agreed reduction of 1996 deliveries under a sales contract and is included in operating revenues. Costs and expenses in 1996 include a charge of $3.8 million for restructuring.

NOTE F - COMPUTATION OF EARNINGS PER SHARE


                                          Three Months Ended March 31,
                                          ----------------------------
                                          1997                    1996
                                          ----                    ----
                                     (In thousands, except per share data)
Net income                                  $12,284               $ 1,515
Less:  Common stock
        dividends                             1,555                 1,553
       Preferred stock
        dividends                               699                   701
                                             ------                ------
Undistributed earnings
 (loss)                                      10,030               $  (739)
Primary:
 Average shares and equivalents
  outstanding:
   Shares outstanding                         13,518                13,522
   Shares issuable upon
    conversion of
   Preferred Stock                            4,587                 4,587
   Exercise of stock
    options                                       57                    23
                                              --------              --------
  Total                                       18,162                18,132
Per share amounts:
  Undistributed earnings
   (loss)                                   $      .55            $     (.05)
  Dividends (except pre-
   ference dividends)                              .12                   .12
                                              --------               -------
  Net income                                $      .67            $      .07
Fully Diluted:
  Average shares and equivalents
   outstanding:
    Shares outstanding                        13,518                13,522
    Shares issuable upon
     conversion of pre-
     ferred stock                              5,212                 5,212
                                              --------              --------
   Total                                      18,787                18,764
Per share amounts:
 Undistributed earnings
  (loss)                                    $      .53            $      (.05)
 Dividends (except pre-
  ference dividends)                               .12                    .12
 Net income                                 $      .65      <F1>  $       .07

<F1>  Because  the  calculation  of  primary  earnings  per share  yields


                                       57

a more dilutive result, that amount is shown here.

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128"). The Company is required to adopt SFAS 128 on December 31,1997, and at that time will present recomputed earnings per share ("EPS") for all prior periods using the methodology specified by SFAS 128. Although the Company has not yet determined the full effect of SFAS 128, it believes that basic EPS as computed under SFAS 128 will be somewhat greater than primary EPS as computed under the prior accounting rules. Basic EPS excludes the dilutive effect of common stock equivalents (such as stock options awarded to the Company's employees), but primary EPS includes that effect. In addition, the Company's convertible preferred stock will be less dilutive under SFAS 128 than under the prior rules. The Company also believes that diluted EPS computed in accordance with SFAS 128 will be slightly higher than fully diluted EPS as computed under the prior accounting rules.

NOTE G - CONTINGENCIES

Ashland Coal is a party to numerous claims and lawsuits with respect to various matters. The Company provides for costs related to contingencies when a loss is probable and the amount is reasonably determinable. The Company estimates that its probable aggregate loss as a result of such claims is $1.8 million (included in other long-term liabilities) and believes that probable insurance recoveries of $.5 million (included in other assets) related to these claims will be realized. The Company estimates that its reasonably possible aggregate losses from all currently pending litigation could be as much as $3.5 million (before tax) in excess of the probable loss previously recognized. However, the Company believes it is probable that substantially all of such losses, if any occur, will be insured. After conferring with counsel, it is the opinion of management that the ultimate resolution of these claims, to the extent not previously provided for, will not have a material adverse effect on the consolidated financial condition, results of operations or liquidity of the Company.

                  UNAUDITED PRO FORMA FINANCIAL INFORMATION

      The following unaudited pro forma financial statements give effect to the Merger, the issuance of shares of Company Common Stock to the stockholders of Ashland Coal and the substitution of options to purchase Company Common Stock for Ashland Coal Options pursuant to the Company Incentive Plan. The unaudited pro forma balance sheet is based on the respective balance sheets of the Company and Ashland Coal and has been prepared to reflect the Merger as of March 31, 1997. The unaudited pro forma statements of operations are based upon the respective statements of operations of the Company and Ashland Coal and combine the results of operations of the Company and Ashland Coal for the year ended December 31, 1996 and for the three months ended March 31, 1997, as if the
Merger had been consummated on January 1, 1996 and January 1, 1997, respectively. The unaudited pro forma financial statements do not reflect any cost savings or other synergies that may result from the Merger. In the opinion of the management of the Company, all adjustments necessary to present pro forma financial statements have been made.

      The unaudited pro forma financial statements do not purport to be indicative of the results of operations or financial position that would have occurred had the Merger occurred as of the beginning of the period or as of the date indicated or of the financial position or results of operations that may be obtained in the future.

      The Merger will be accounted for under the purchase method of accounting. Accordingly, the cost to acquire Ashland Coal will be allocated to the assets acquired and liabilities assumed according to their respective fair values. The final allocation of such cost is dependent upon certain valuations that have not progressed to a stage where there is sufficient information to make a final allocation in the accompanying pro forma financial statements. Accordingly, the cost allocation adjustments are preliminary and have been made solely for the purpose of preparing such pro forma financial statements.

      Adjustments to the preliminary allocation likely would result in changes to amounts assigned to coal reserves, plant and equipment and coal supply agreements and accordingly could impact depreciation, depletion and amortization charged to future periods. Although not expected to be material, the likely impact of the final allocation is not reasonably known.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                March 31, 1997
                                (in thousands)

                                           Ashland        Purchase
                             Company         Coal        Accounting
                           Historical     Historical     Adjustments     Pro Forma
                           ----------     ----------    ------------    ----------
Assets
 Current assets:
      Cash and cash
       equivalents          $ 13,660      $ 11,396      $               $   25,056
      Trade accounts
       receivable             82,246        68,676         --              150,922
      Other receivables        3,744         6,447         --               10,191
      Inventories             37,422        40,366         --               77,788
      Prepaid royalties        3,897        16,829         --               20,726
      Deferred income
       taxes                  14,500         2,161         --               16,661
      Prepaid expenses
       and other assets        5,581         2,666         --                8,247
                             -------       -------        ------           -------

        Total current
         assets              161,050       148,541         --              309,591
                             -------       -------        ------           -------
      Property, plant
       and equipment, net
                             552,056       562,749        49,821 (1)     1,164,626
                             -------       -------        -------        ---------
Other assets:
      Prepaid royalties        3,723        73,393       (59,008)(1)        18,108
      Coal supply
       agreements less
       accumulated
       amortization           81,254        26,675        96,325 (1)       204,254
      Deferred income         64,639         --          (49,655)(2)        14,984
       taxes
      Receivables and          9,885        13,316       (10,046)(1)        13,155
       other assets          -------       -------        -------        ---------

                             159,501       113,384        (22,384)         250,501
                             -------       -------        -------        ---------

      Total assets          $872,607      $824,674     $   27,437       $1,724,718
                             =======       =======       ========        =========

                                       60

                                           Ashland        Purchase
                             Company         Coal        Accounting
                           Historical     Historical     Adjustments    Pro Forma
                           ----------     ----------    ------------    ----------

Liabilities and
 Stockholders' Equity:

Current liabilities:
      Accounts payable      $ 41,728      $ 52,202        $   --          $  93,930
      Accrued expenses        76,309        33,975          4,500 (3)      114,784
      Current portion of
       long-term debt           --          40,762            --            40,762
                             -------       -------         ------         --------
        Total current
         liabilities         118,037       126,939          4,500          249,476
      Long-term debt         190,537       128,609         20,100 (4)      339,246
      Accrued post-
       retirement
       benefits              230,114        83,503        (28,567)(5)      285,050
      Accrued
       reclamation and
       mine closure           95,552        11,720           --            107,272
      Accrued workers'
       compensation           69,448        22,696           --             92,144
      Deferred income
       taxes                   --           15,923        (15,923)(2)       --
      Other noncurrent
       liabilities            27,873        20,790           (933)(6)       47,730
                             -------       -------        -------        ---------
                             731,561       410,180        (20,823)       1,120,918
                             -------       -------        -------        ---------
Stockholders' equity:
      Convertible
       preferred stock         --           67,841        (67,841)(7)       --
      Common stock               209           138             49 (8)          396
      Paid-in capital          8,392       109,689        352,878 (9)      470,959
      Retained earnings      132,445       242,262       (242,262)(10)     132,445
      Less: treasury
       common stock at
       cost                    --           (5,436)        5,436 (11)       --
                             ------        -------        -------        ---------
        Total stock-
         holders' equity     141,046       414,494        48,260           603,800
                             ------        -------        ------         ---------
      Total liabilities
       and stockholders'
       equity               $872,607      $824,674       $27,437        $1,724,718
                             =======       =======        ======         =========

             NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                March 31, 1997
                    (in thousands, except per share data)

      The purchase price of Ashland Coal and allocation of purchase price are as follows:


Ashland Coal Common Stock outstanding at
      March 31, 1997 (including Ashland Coal
      preferred stock, as if converted in the Merge                 18,643
Purchase price per share.                                         $     24.50(12)
Purchase price of Ashland Coal                                    $456,754
Fair value of options                                                6,000
Transaction related fees                                             4,500
                                                                   -------
Total purchase price                                              $467,254
                                                                   =======


Historical net book value of Ashland Coal
      at March 31, 1997                                           $414,494
Adjustments for valuing Ashland Coal assets and liabilities:
      Prepaid royalties                                            (59,008)
      Deferred income taxes                                        (40,254)
      Other assets                                                 (10,046)
      Coal supply agreements                                        96,325
      Property, plant and equipment                                 56,343
      Long-term debt (current and noncurrent)                      (20,100)
      Accrued postretirement benefits other                         28,567
            than pensions
      Other long-term liabilities                                      933
                                                                   -------
            Total purchase price                                  $467,254
                                                                   =======

---------------
     (1) To adjust prepaid royalties, property, plant and equipment, coal supply agreements and other long-term assets, including interest rate swap agreements, to their estimated fair value. A substantial portion of the excess purchase price has been allocated to coal reserves principally because of higher productivities and technological advances that occurred since the acquisition of the coal reserves combined with the expectation of increased values of compliance and low-sulfur coal due to the Clean Air Act Amendments. The value assigned to coal supply agreements is associated with contracts signed in earlier years when spot market prices were higher versus the current spot market prices.

     (2) To record deferred income taxes for the book and tax differences of the purchase accounting adjustments, and to reflect the reclassification of deferred income tax liability to deferred income tax asset.

     (3)    To record transaction related fees.

     (4) To adjust long-term debt to estimated fair value based on current interest rates.

     (5) To adjust the liability for postretirement benefits other than pensions to equal the accumulated projected benefit obligation.

     (6) To eliminate the deferred gain on sale and leaseback of assets ($2,119) and to increase the pension liability ($1,186) to equal the projected benefit obligation in excess of plan assets.

     (7)    To reflect the conversion of preferred stock to common stock.

     (8) To reflect the elimination of $138 of Ashland Coal common stock and the addition of common stock issued by the Company (18,643 shares at $.01 per share).

     (9) To reflect the elimination of $109,689 of Ashland Coal paid-in capital and the addition of paid-in capital resulting from the common stock and options issued by the Company totaling $462,567.

     (10)   To eliminate retained earnings.

     (11)   To eliminate treasury stock.

     (12) Represents the average market price of Ashland Coal common stock for several days before and after March 25, 1997, the date the parties agreed to the purchase price.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                         Year Ended December 31, 1996
                    (in thousands, except per share data)


                                            Ashland
                              Company         Coal       Pro Forma       Pro Forma
                             Historical    Historical   Adjustments      Combined
                             ----------    ----------  ------------      ---------
  Revenues:
     Coal sales                  $750,123   $565,174      $  --         $1,315,297
     Other revenues                25,682     12,030         --             37,712
                                  -------    -------       ------        ---------
                                  775,805    577,204         --          1,353,009
  Costs and Expenses:
     Cost of coal                 667,878    508,960        2,346(1)     1,179,184
      sales
     Selling, general
      and administra-
      tive expenses                20,435     23,078         --             43,513
     Amortization of
      coal supply
      agreements                   12,604      3,786       13,933(2)        30,323
     Other expenses                18,776      9,559         --             28,335
                                  -------    -------       ------
  Income from
   operations                      56,112     31,821      (16,279)          71,654
  Interest Expense,
   Net:
     Interest expense             (18,783)   (17,905)       4,957(3)       (31,731)
     Interest income                1,191        417         --              1,608
                                    -----     ------        -----           ------

  Income before income             38,520     14,333      (11,322)          41,531
     taxes
  Provision (benefit)
   for income taxes                 5,500     (2,180)      (4,415)(4)       (1,095)(5)
                                   ------    -------        ------        --------
  Net income                       33,020     16,513       (6,907)          42,626
  Dividends on
   preferred stock                   --       (2,810)       2,810(6)          --
                                   ------    -------       -------        --------
  Income applicable to
     common stock               $  33,020   $ 13,703     $ (4,097)       $  42,626
                                   ======     ======      =======         ========

                                       64


                                                 Ashland
                                Company           Coal        Pro Forma      Pro Forma
                                Historical      Historical    Adjustments     Combined
                               ----------      -----------   -------------    ---------
  Earnings per common
   share:
     Primary                    $     1.58   $      .87                    $     1.07
                                 =========    =========                     =========

     Fully diluted              $     1.58   $      .86                    $     1.07
                                 =========    =========                     =========
  Average shares
     outstanding                   20,948     18,105(7)                     39,660 (8)


        NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996

      (1) To record net charges associated with adjusting the fair value of prepaid royalties, property, plant and equipment, and other assets. Additions to property, plant and equipment, including coal reserves, is assumed to be depreciated or depleted over 15 years.

      (2) To record net charges associated with adjusting the fair value of coal supply agreements with an average life of approximately seven years.

      (3) To record the reduction in interest expense on $152.9 million of fixed rate long-term debt to reflect current market interest rates (6.75% current rate versus average 9.75% stated rate) and a reduction in amortization of deferred debt issuance cost.

      (4) To record the tax effect of 39% of the pro forma adjustments. The tax rate of 39% represents the combined federal and state statutory rates.

      (5) The effective tax rate is substantially less than 39% primarily due to benefits derived from percentage depletion. The purchase price adjustments will not affect percentage depletion.

      (6) To eliminate dividends related to the Ashland Coal preferred stock.

      (7) Assumes conversion of preferred stock at a rate of 18,346 per share.

      (8) Shares outstanding include 20,948 of Company shares outstanding as adjusted for the stock split, 18,643 shares issued to acquire Ashland Coal assuming conversion of preferred stock at a rate of 20,500 per share, and 69 shares related to stock options that are dilutive.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      Three Months Ended March 31, 1997
                    (in thousands, except per share data)


                                        Ashland
                           Company       Coal          Pro Forma      Pro Forma
                         Historical    Historical      Adjustments    Combined
                         ----------   ----------       -----------     ----------
Revenues:
      Coal Sales        $ 192,328     $ 163,104      $     --         $ 355,432
      Other revenues        5,091         3,504            --             8,595
                          -------      --------        --------         -------
                          197,419       166,608            --           364,027
Costs and Expenses:
      Cost of coal
       sales              171,623       136,627             587         308,837
      Selling, general
       and administra-
       tive expenses        4,897         2,915            --             7,812
      Amortization of
       coal supply
       agreements           2,116         1,037           3,483           6,636
      Other expenses        2,470         7,303            --             9,773
                          -------      --------         -------         -------

Income from operations     16,313        18,726          (4,070)         30,969
Interest Expense, Net:
      Interest expense     (3,553)       (4,034)          1,239          (6,348)
      Interest income         260            72            --               332
                          -------      --------         -------         -------
Income before income
 taxes                     13,020        14,764          (2,831)         24,953
Provision for income
 taxes                      2,600         2,480          (1,104)(4)       3,976(5)
                          -------      --------         -------         -------
Net income                 10,420        12,284          (1,727)         20,977
Dividends on preferred
 stock                       --            (699)            699            --
                          -------      --------         -------         -------
Income applicable to
 common stock           $  10,420     $  11,585       $  (1,028)      $  20,977
                         ========      ========         ========        =======
Earnings per common
 share:


                                       67

      Primary           $       .50   $       .67                    $        0.53
                         ==========    ==========                     ============
      Fully diluted     $       .50   $       .65                    $        0.53
                         ==========    ==========                     ============

Average shares
 outstanding               20,948       18,105(7)                        39,660(8)
                         ==========    ==========                      ===========


        NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED MARCH 31, 1997

      (1) To record net charges associated with adjusting the fair value of prepaid royalties, property, plant and equipment, and other assets. Additions to property, plant and equipment, including coal reserves, is assumed to be depreciated or depleted over 15 years.

      (2) To record net charges associated with adjusting the fair value of coal supply agreements with an average life of approximately seven years.

      (3) To record the reduction in interest expense on $152.9 million of fixed rate long-term debt to reflect current market interest rates (6.75% current rate versus average 9.75% stated rate) and a reduction in amortization of deferred debt issuance cost.

      (4) To record the tax effect of 39% of the pro forma adjustments. The tax rate of 39% represents the combined federal and state statutory rates.

      (5) The effective tax rate is substantially less than 39% primarily due to benefits derived from percentage depletion.

      (6) To eliminate dividends related to the Ashland Coal preferred stock.

      (7) Assumes conversion of preferred stock at a rate of 18,346 per share.

      (8) Shares outstanding include 20,948 of Company shares outstanding as adjusted for the stock split, 18,643 shares issued to acquire Ashland Coal assuming conversion of preferred stock at a rate of 20,500 per share and 69 shares related to stock options that are dilutive.

                                  SIGNATURE


            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 15, 1997         ARCH COAL, INC.



                                    By:   /s/ Jeffry N. Quinn
                                          ------------------------------
                                          Jeffry N. Quinn
                                          Senior Vice President - Law
                                          & Human Resources

                                EXHIBIT INDEX
                                -------------

                                                                      Sequential
Exhibit No.             Description                                   Page No.
-----------             -----------                                   ----------

     4.1 Credit Agreement dated as of July 1, 1997 by and among Arch Coal, Inc., the banks party thereto, PNC Bank, National Association, as Administrative and Syndication Agent and Morgan Guaranty Trust Company of New York, as Documentation and Syndication Agent.

     23.1               Consent of Ernst & Young LLP